SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

(Date of Report) (Date of earliest event reported): February 26, 2015

KENERGY SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	333-120507	20-1862816
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 N.E. 3rd Ave, Miami, Florida 33132

(Address of principal executive offices)

Registrant's telephone number, including area code: (305) 864-4741

_ ____

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Closing Of Stock Purchase Agreement and Subsequent Share Exchange Agreement

On February 26, 2015, an investment group acquired three billion two hundred million (3,200,000,000) shares of Class A Common Stock and ten thousand (10,000) shares of Class B Common Stock of the registrant in a private transaction with the existing holder, an officer and director of the Company, and the majority holder.

On April 18, 2015, HG Restaurant Management Company (“HGRMC”), operator of Hibachi Gill, Inc. was acquired by the Company.  Simultaneous with the acquisition, control was transferred to (Adel Nasser) owner of H G Restaurant Management Group Inc. HGRMGI.

The Registrant intends to file an Amendment to the Articles of Incorporation changing the name of the company at some future time.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01

CHANGE IN CONTROL OF REGISTRANT

Under the terms of the Stock Purchase Agreement detailed in Item 2.01, voting control of the Company was transferred to the Adel Nasser, who now controls 3,200,000,000 shares of Class A Common Stock, and 10,000 shares of Class B Preferred Stock (with voting rights of 100,000:1).  Combined, this equates to an approximate 51% majority voting control on all shareholder matters.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Simultaneously with the closing of the Stock Purchase Agreement, the Board of Directors appointed Adel Nasser as a Director and to the positions of Chief Executive Officer and President of the Company.

Immediately upon appointment of Mr. Nasser, the Company also accepted the resignation of Kenneth Glynn from the Board of Directors and all management positions he had held with the Company including that of Chief Executive Officer and President.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENERGY SCIENTIFIC, INC. By: /s/ Adel Nasser Adel Nasser Director and Chief Executive Officer

Dated February 14, 2017